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The Distribution Agreement between the Registrant and BNY Hamilton
Distributors, Inc., originally filed as Exhibit 6, will be effective for all series of the Registrant, listed as follows:

                             NAME OF FUND
          --------------------------------------------------
          BNY Hamilton Money Fund
          BNY Hamilton Equity Income Fund
          BNY Hamilton Intermediate Government Fund
          BNY Hamilton Intermediate New York Tax-Exempt Fund
          BNY Hamilton Treasury Money Fund
          BNY Hamilton Large Cap Growth Fund
          BNY Hamilton Small Cap Growth Fund
          BNY Hamilton International Equity Fund
          BNY Hamilton Intermediate Tax-Exempt Fund
          BNY Hamilton Intermediate Investment Grade Fund